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EXHIBIT 21

        QUIXOTE CORPORATION & SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY
as of June 30, 2002

QUIXOTE CORPORATION (PARENT)	Jurisdiction Under Which Organized
Quixote Transportation Safety, Inc.	Delaware
TranSafe Corporation	Delaware
Nu-Metrics, Inc.	Pennsylvania
Highway Information Systems, Inc.	Delaware
TIS, Inc.	North Carolina
National Signal, Inc.	California
Surface Systems, Inc.	Missouri
Sensing Systems, Ltd.	United Kingdom
Energy Absorption Systems, Inc.	Delaware
E-Tech Testing Services, Inc.	Delaware
Spin-Cast Plastics, Inc.	Indiana
Energy Absorption Systems (Europe), Inc.	Delaware
Quixote Transportation Systems (Asia Pacific) Pty Limited	Australia
Quixote Transportation Systems (Europe), Inc.	Delaware
Quixote Research Corporation	Delaware
Quixote Foreign Sales Corporation	U.S. Virgin Islands

        Quixote Transportation Safety, Inc., Quixote Research Corporation and Quixote Foreign Sales Corporation are wholly-owned by Quixote Corporation.

        TranSafe Corporation, National Signal, Inc., Surface Systems, Inc. and Energy Absorption Systems, Inc. are wholly-owned by Quixote Transportation Safety, Inc.

        All subsidiaries listed under TranSafe Corporation, Highway Information Systems, Inc., Surface Systems, Inc. and Energy Absorption Systems, Inc. are wholly-owned by those corporations.

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  EXHIBIT 21